Contact:	Clarkston Financial Corp. - J. Grant Smith, President and COO, 248 922-6945 Marcotte Financial Relations - Mike Marcotte, 248 656-3873

Clarkston Financial Corporation Reports Improved Q1 Results NIM Rises, NPAs Fall	For Immediate Release

CLARKSTON, Mich., April 26, 2007 — Clarkston Financial Corporation (OTCBB:CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, today reported appreciably improved operating results for the first quarter of 2007, compared with the earlier quarter and year-ago period.

Total revenues – net interest income and noninterest income – were $1,893,000, up 7% over total revenues of $1,776,000 for the first quarter of 2006. The improvement came from increases in both net interest income and noninterest income, aided by a sharp drop in the loan loss provision. Net interest income rose 7% to $1,645,000, from $1,533,000, a year ago and noninterest income rose 2% to $248,000, from $243,000 for Q1 2006. The loan loss provision was $17,000 for Q1 2007, compared with $725,000 for the final quarter of 2006 and $832,000, for the year-earlier quarter.

Net income for the first quarter of 2007 was $130,000, or $0.10 per diluted share, a sharp turn-around from the net loss of $354,000, or $0.28 per diluted share, reported a year ago.

Net Interest Margin was 3.19% for Q1-2007, 3.17% for Q4-2006, and 3.27% for Q1-2006.

Total loans outstanding were $154,887,000 at the end of Q1-2007, off fractionally from $157,715, 000 from year end 2006. Total nonperforming loans dropped 36% to $2,630,000, or 1.7% of total loans outstanding, from $4,120,000, or 3.1% of total loans outstanding a year ago. Moreover, nonperforming loans continued to decline in the first quarter of 2007 from yearend 2006. As previously noted, nonperforming loans at Q1-2007 were $2,630,000 down 20% from yearend 2006 when nonperforming loans were $3,286,000.

J.     Grant Smith, President and Chief Operating Officer, said: “These are greatly improved results. Despite a very difficult operating environment we have made tremendous progress with our restructuring plan and our results are beginning to reflect all of the efforts of our board, management team and staff. The appropriate changes have been made within our management ranks and within our operations especially as it relates to the lending discipline. I am very proud of

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Clarkston Financial Corp.
Q1-2007 Results

our dedicated team of professionals who have exerted tremendous effort in assisting with this difficult process. We still have work to do but we are very optimistic about our future and encouraged by our Q1 results.”

Edwin L. Adler, Board Chairman and CEO, added. “The past two years have been challenging. We have an exceptional team in place and we believe we are a stronger organization and that we have set the stage for our turnaround and a return to profitability. We have complete confidence in our team. We are grateful that our shareholders and customers continue their trust and support.”

Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in Milford, Mich., in August 2005. Clarkston Financial Corp. owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in the forward-looking statements.  Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at SEC.GOV. The Corporation assumes no responsibility to update forward-looking statements.

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CLARKSTON FINANCIAL CORPORATION
Historical Balance Sheet Data
000‘s omitted

	(Unaudited)

	Mar 2007	Dec 2006

Total Assets	$213,763	$220,378

Loans HFS	969	120
Total Portfolio Loans	154,887	157,715
Loan Loss Reserve	(2,593)	(2,750)

Non-accrual Loans	2,505	2,431
Loans 90 days + Still Accruing	125	855

Total Non-performing Loans	2,630	3,286
Repossessed Assets	3	189
Total Securities	41,455	43,864

Premises/Furniture & Fixtures	6,292	4,730

Noninterest-bearing Deposits	20,928	23,922
Interest bearing Deposits	154,198	158,119

Total Deposits	175,126	182,041
CD's>$100K	49,889	51,961

Trust Preferred	4,000	4,000
Total borrowings	19,200	19,200

Common Equity	15,006	14,766
Common Shares Outstanding at End of Period	1,262	1,262
Goodwill/Intangibles	0	0

CLARKSTON FINANCIAL CORPORATION
Historical Income Statement Data
000's omitted

	Unaudited

	Three Months Ended Mar 2007	Three Months Ended Dec 2006	Three Months Ended Mar 2006

Total Interest Income	$3,550	$3,626	$3,000
Interest Expense	1,905	1,938	1,467

Net Interest Income	1,645	1,688	1,533

Provision for Loan Losses	17	725	832

Security Gains/(Losses)	(2)	(24)	3
Gain on loan sales	62	68	38
Service fees on loan and deposit accounts	181	176	200
Other Income	7	8	2

Total Other Income	248	228	243

Salary & Benefit Expense	967	834	791
Occupancy Expense	212	278	254
Other Expense	603	593	488

Total Other Expense	1,782	1,705	1,533

EBIT	94	(514)	(589)
Tax	37	(208)	(167)
Minority Interest	(73)	(44)	(68)

Net Income	$130	($ 262)	($ 354)

Reported EPS (diluted)	$0.10	($ 0.21)	($ 0.28)
Dividends Per Share	0	0	0

Selected Financial Ratios:
Total Risk Based Capital	12.51%	12.82%	14.28%
Return on Average Assets	0.24%	-0.47%	-0.72%
Return on Average Equity	3.58%	-7.07%	-9.50%
Net Interest Margin	3.19%	3.16%	3.27%

Average Assets	217,000	219,365	198,921
Net charge-offs ($)	174	30	644
Gross charge-offs ($)	526	107	651